                                                                EXHIBIT 99(a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                            GUARDSMAN PRODUCTS, INC.
                                       AT
                              $23.00 NET PER SHARE
                                       BY
                           LP ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                             LILLY INDUSTRIES, INC.
--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON THURSDAY, APRIL 4, 1996, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS OF GUARDSMAN PRODUCTS, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT (1) THE CONSIDERATION TO BE PAID FOR EACH SHARE IN THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY AND (2) THE OFFER AND MERGER ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND, SUBJECT TO THE FIDUCIARY DUTIES OF THE BOARD, RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. THREE STOCKHOLDERS BENEFICIALLY HOLDING APPROXIMATELY 48% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS HAVE ENTERED INTO AGREEMENTS WITH PARENT PURSUANT TO WHICH THEY HAVE AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES PURSUANT TO THE OFFER AS MORE FULLY DESCRIBED HEREIN.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON THURSDAY, APRIL 4, 1996, UNLESS EXTENDED.
                           -------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2, including the Notice of Guaranteed Delivery.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.
                           -------------------------

                    The Information Agent for the Offer is:
                               MORROW & CO., INC.
March 8, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
 1.   Terms of the Offer................................................................    2
 2.   Procedure for Tendering Shares....................................................    4
 3.   Withdrawal Rights.................................................................    6
 4.   Acceptance for Payment and Payment................................................    7
 5.   Certain Federal Income Tax Consequences...........................................    8
 6.   Price Range of the Shares; Dividends on the Shares................................    9
 7.   Effect of the Offer on the Market for the Shares; Stock Exchange Listing;
      Registration Under the Exchange Act...............................................    9
 8.   Certain Information Concerning the Company........................................   10
 9.   Certain Information Concerning the Purchaser and Parent...........................   13
10.   Source and Amount of Funds........................................................   15
11.   Contacts with the Company; Background of the Offer................................   16
12.   Purpose of the Offer, the Merger Agreement and Letter Agreements..................   17
13.   Dividends and Distributions.......................................................   26
14.   Certain Conditions of the Offer...................................................   27
15.   Certain Legal Matters; Regulatory Approvals.......................................   28
16.   Fees and Expenses.................................................................   31
17.   Miscellaneous.....................................................................   31

To the Holders of Common Stock
  of Guardsman Products, Inc.

                                  INTRODUCTION

     LP Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Lilly Industries, Inc., an Indiana corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Guardsman Products, Inc., a Delaware corporation (the "Company") and the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 8, 1986, as amended, between the Company and Chemical Bank, as Rights Agent (the "Rights Agreement"), at a purchase price of $23.00 per Share (and associated Right), net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the Rights. All references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon the redemption of the Rights.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT (1) THE CONSIDERATION TO BE PAID FOR EACH SHARE IN THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY AND (2) THE OFFER AND MERGER ARE OTHERWISE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND, SUBJECT TO THE FIDUCIARY DUTIES OF THE BOARD, RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Goldman Sachs & Co., the Company's financial advisor ("Advisor"), has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion and based on certain matters described in such opinion, the $23.00 per Share in cash to be offered to the holders of the Shares in each of the Offer and the Merger is fair to such holders. Such opinion is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTIONS 1, 14 AND 15. THREE STOCKHOLDERS BENEFICIALLY HOLDING APPROXIMATELY 48% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS HAVE ENTERED INTO AGREEMENTS WITH PARENT PURSUANT TO WHICH THEY HAVE AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES PURSUANT TO THE OFFER AS MORE FULLY DESCRIBED HEREIN.

     The Offer is being made pursuant to the Merger Agreement, dated as of March 4, 1996 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares held by (i) Parent, the Purchaser or any wholly-owned subsidiary of the Parent or Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company or (ii) stockholders, if any, who are

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

entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     The Company has informed the Purchaser that, as of February 28, 1996, there were 9,638,663 Shares issued and outstanding and 597,970 Shares reserved for issuance upon the exercise of outstanding stock options. Accordingly, the Purchaser believes that the Minimum Condition will be satisfied, based on the foregoing assumptions, if approximately 5,118,817 shares are validly tendered and not withdrawn prior to the Expiration Date (as defined below). If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     Parent has entered into letter agreements (each a "Letter Agreement") with each of the following stockholders of the Company: Irwin W. Uran, James L. Sadler, a director of the Company, and John H. Sadler, the brother of James L. Sadler (collectively, the "Principal Stockholders"). Pursuant to the Letter Agreements, each Principal Stockholder has agreed, among other things, to tender and not withdraw all Shares beneficially owned by him, not to sell, transfer or grant any voting rights with respect to any of his Shares, not to purchase additional shares while the Merger Agreement is in effect and to vote all of his Shares in favor of the Merger and against any action or arrangement which would interfere with the successful completion of the Offer or Merger. The Letter Agreements will remain in effect until the transactions contemplated by the Merger Agreement are successfully completed or until the Merger Agreement is terminated by Parent or the Company in accordance with its terms. Based on representations made by the Principal Stockholders to Parent and the Purchaser as of the date of the Letter Agreements, the principal Stockholders collectively own 4,952,020 Shares (including options to acquire 7,880 Shares), or approximately 48% of the total outstanding Shares on a fully diluted basis.

     The Merger Agreement and the Letter Agreements are more fully described in
Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, April 4, 1996, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is subject to certain conditions set forth in Section 14, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to the Purchaser's acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any such condition is not satisfied the Purchaser may (1) terminate the Offer and return all tendered Shares to tendering stockholders, (2) extend the Offer and, subject to withdrawal rights as set forth in Section 3, retain all such Shares until the expiration of the Offer as so extended, (3) waive such

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

condition and, subject to any requirements to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (4) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer and subject to the right of the Purchaser to extend the Offer as set forth below and in Section 12. The Purchaser has agreed that, without the prior written consent of the Company, the Purchaser will not (1) decrease the price per Share or change the form of consideration payable in the Offer, (2) decrease the number of Shares sought, (3) amend or waive satisfaction of the Minimum Condition or (4) impose conditions to the Offer in addition to those set forth in Section 14 or amend any other term of the Offer in any manner adverse to the holders of Shares. In the Merger Agreement, the Purchaser has agreed, subject to the conditions in Section 14 and its rights under the Offer, to accept for payment Shares validly tendered and not properly withdrawn as soon as practicable after the later of (1) the Expiration Date, and (2) the satisfaction or waiver of the conditions set forth in Section 14. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Sections 12 and 14. There can be no assurance that the Purchaser will exercise its right to extend the Offer.

     Any extension, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition, which cannot be waived without the Company's consent), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders. If prior to the Expiration Date, the Purchaser should decide to increase the price per share being offered in the Offer, such increase will be applicable to all stockholders whose shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12 midnight, New York City time as computed in accordance with Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares

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

and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on

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

the Letter of Transmittal or (2) such Shares are tendered for the account of a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), or a commercial bank, trust company or savings institution having an office or correspondent in the United States (each, an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by a recognized member of a Medallion Signature Guaranty Program or by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as specified above. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after March 4, 1996. All such proxies shall be considered coupled with an interest in the

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

tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature box and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature box and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 6, 1996.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an

Eligible Institution, the signatures on the notice of withdrawal must be guaranteed in a manner required by Section 2 hereof. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 as soon as practicable after the later of (1) the Expiration Date, and (2) the satisfaction or waiver of the conditions set forth in Section 14. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Sections 12 and 14.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of the right to receive cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or to be received pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or cancelled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or cancelled pursuant to the Merger).

     Under current law, the maximum federal tax rate applicable to long-term capital gains recognized by an individual is 28%, and the maximum Federal tax rate applicable to ordinary income (including dividends and short-term capital gains recognized by individuals) is 39.6%. The maximum Federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%. It is possible that legislation may be enacted that would reduce the maximum federal tax rate applicable to long-term capital gains, possibly with retroactive effect. It is not possible to predict whether or in what form any such legislation may be enacted.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN VIEW OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are listed and traded on the NYSE under the symbol "GPI." The following table sets forth, for each of the periods indicated, the high and low last reported sales prices and dividends paid per Share as published in financial sources.

                                                                SALES PRICE
                                                               -------------
                                                               LOW      HIGH     DIVIDEND
                                                               ----     ----     ---------
        1994
          First Quarter....................................    $12 1/8  $16 5/8    $0.08
          Second Quarter...................................      9       12 3/4     0.08
          Third Quarter....................................      9       12 3/8     0.08
          Fourth Quarter...................................     10 1/8   12 7/8     0.08
        1995
          First Quarter....................................      9 7/8   12 5/8     0.08
          Second Quarter...................................     12       13         0.08
          Third Quarter....................................     12 3/4   15 1/4     0.08
          Fourth Quarter...................................     11 1/4   14 1/4     0.08
        1996
          First Quarter
             (through March 6, 1996).......................     13 1/4   22 7/8     0.09

     On March 1, 1996, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares was $20 3/4 per Share. On March 7, 1996, the last full day of trading before the commencement of the Offer, the reported closing sale price of the Shares on the NYSE was $22 3/4 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside, or pay any additional dividend or other distribution in respect of the Shares until the consummation of the Merger, except for the normal quarterly cash dividend for the first quarter of 1996 in the amount of $0.09 per Share payable on or about March 21, 1996 to stockholders of record on March 7, 1996.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of publicly-held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 shares or the aggregate market value of the publicly-held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through NASDAQ or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the

Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated if the Shares are not listed on a national securities exchange and there are less than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Securities and Exchange Commission (the "Commission") and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholder action and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on a securities exchange or NASDAQ reporting. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices at 3033 Orchard Vista Drive, S.E., Suite 200, Post Office Box 1521, Grand Rapids, Michigan 49501. According to the Company's Annual Report on Form 10-K (a "Form 10-K") for the year ended December 31, 1994, the Company operates in two primary industries: coatings and consumer products. The coatings group develops and produces industrial coatings primarily for sale to manufacturers of wood and metal products. Coatings products include paints, varnishes, enamels and lacquers which are used to finish wood household furniture, metal office furniture, appliances, agricultural/construction equipment, wood paneling, kitchen cabinets and a variety of other products. Coatings are sold primarily to durable goods manufacturers. Additionally, the coatings group manufacturers resins for internal use and external sales. The Company's consumer products group markets and distributes a broad line of home care products such as One-Wipe and Mighty Duster(R) Dust Cloths, One-Wipe Bathroom Cleaner, Guardsman Furniture Polish, Afta Cleaning Products, Fabri-Coate Fabric Protection Products, Chip Clip Products and Goof-Off Latex Paint Remover. In addition, this group manufacturers and distributes a variety of proprietary after-market automotive maintenance products and industrial lubricants.

     Summary Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company's Form 10-K for the year ended December 31, 1994 and the audited consolidated financial statements of the Company provided by the Company to Parent which will be filed by the Company with the Commission on Form 8-K promptly after the date hereof. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information." Neither Parent nor the Purchaser assumes any responsibility for the financial information set forth below.

                            GUARDSMAN PRODUCTS, INC.

                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------------------
                                                      1995         1994         1993         1992         1991
                                                    ---------    ---------    ---------    ---------    ---------
Summary of Operations:
Net sales.........................................  $ 250,574    $ 201,888    $ 177,806    $ 152,197    $ 140,927
Income, net of income taxes.......................      1,432*       5,903        4,671        1,978          956
Income per common share...........................        .15*         .70          .60          .27          .13
Cash dividends per common share...................        .33          .32          .32          .41          .50
Summary Of Financial Position:
Total assets......................................  $ 148,049    $ 137,052    $  96,954    $  83,494    $  79,777
Long-term debt, net of current maturities.........     27,757       27,805       19,013       14,464        9,568
Stockholders' equity..............................     63,817       64,426       45,362       42,200       44,002
Working capital...................................     45,498       42,373       33,796       28,818       25,112
Other Supplemental Information:
Number of employees...............................      1,060        1,109          860          791          757
Average shares outstanding........................  9,515,199    8,464,639    7,849,101    7,433,416    7,370,900
Industry Segment Operations (Audited and In
  Thousands)
Net Sales:
Coatings Group....................................  $ 194,095    $ 155,967    $ 133,216    $ 116,768    $ 107,131
Consumer Products Group...........................     56,506       46,042       44,618       35,480       33,906
                                                    ---------    ---------    ---------    ---------    ---------
                                                      250,601      202,009      177,834      152,248      141,037
Inter-segment sales...............................        (27)        (121)         (28)         (51)        (110)
                                                    ---------    ---------    ---------    ---------    ---------
Consolidated net sales............................  $ 250,574    $ 201,888    $ 177,806    $ 152,197    $ 140,927
                                                    =========    =========    =========    =========    =========
Operating Profit:
Coatings Group....................................  $   1,414**  $   8,738    $   7,053    $   3,973    $   1,895
Consumer Products Group...........................      6,681        5,533        5,524        4,323        4,502
                                                    ---------    ---------    ---------    ---------    ---------
                                                        8,095       14,271       12,577        8,296        6,397
Corporate expenses-net............................     (3,871)      (3,618)      (4,417)      (4,611)      (3,931)
Interest expense..................................     (2,131)      (1,188)        (991)        (703)      (1,026)
Costs of pooling of interests.....................                    (529)
Investment income.................................        587          374          376          372          425
                                                    ---------    ---------    ---------    ---------    ---------
Income before income taxes........................  $   2,680    $   9,839    $   7,016    $   3,354    $   1,865
                                                    =========    =========    =========    =========    =========
Identifiable Assets:
Coatings Group....................................  $ 107,834    $ 102,593    $  66,642    $  56,141    $  53,980
Consumer Products Group...........................     28,563       25,475       20,092       16,165       16,079
Corporate.........................................     11,652        8,984       10,220       11,188        9,718
                                                    ---------    ---------    ---------    ---------    ---------
Total.............................................  $ 148,049    $ 137,052    $  96,954    $  83,494    $  79,777
                                                    =========    =========    =========    =========    =========

-------------------------
 * Includes restructuring charges which decreased net income by $6,635 or $.70 per share.

** Includes pretax restructuring charges of $10,458.

     PROJECTED FINANCIAL INFORMATION. IN THE COURSE OF DISCUSSION BETWEEN REPRESENTATIVES OF PARENT AND THE COMPANY (SEE SECTION 11), THE COMPANY PROVIDED PARENT WITH PROJECTED FINANCIAL INFORMATION FOR EACH FISCAL YEAR ENDING THROUGH DECEMBER 31, 1998. SUCH INFORMATION WAS A RESULT OF THE COMPANY'S ANNUAL BUDGET PROCESS, AND IT WAS NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE INFORMATION WAS NOT PREPARED WITH THE ASSISTANCE OF, OR REVIEWED BY, INDEPENDENT ACCOUNTANTS, AND IS INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE IT WAS PROVIDED TO PARENT. NEITHER PARENT, THE PURCHASER, THE COMPANY NOR THE INFORMATION AGENT ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THESE PROJECTIONS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY THAT MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND, THEREFORE, THESE PROJECTIONS ARE INHERENTLY IMPRECISE, AND THERE CAN BE NO ASSURANCE THAT PROJECTED FINANCIAL RESULTS WILL BE REALIZED. SET FORTH BELOW IS CERTAIN SELECTED CONSOLIDATED FINANCIAL INFORMATION WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES INCLUDED IN THE PROJECTED FINANCIAL INFORMATION SHOWN TO PARENT BY THE COMPANY. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY, OR ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVES SUCH INFORMATION CONSIDERS IT AS AN ACCURATE PREDICTION OF FUTURE EVENTS.

                            GUARDSMAN PRODUCTS, INC.

             SELECTED PROJECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                                  FISCAL YEAR ENDING DECEMBER 31
                                                                 --------------------------------
                                                                   1996        1997        1998
                                                                 --------    --------    --------
Net sales.....................................................   $265,350    $290,000    $315,000
Gross profit..................................................     91,500     101,100     112,700
Earnings before interest and taxes............................     17,300      19,000      22,000

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commissions's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation and wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at 733 South West Street, Indianapolis, Indiana 46225. All outstanding shares of capital stock of the Purchaser are owned by Parent. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     Parent is an Indiana corporation with its principal office located at 733 South West Street, Indianapolis, Indiana 46225. The Parent's business is the formulation, manufacture and sale of industrial coatings. Parent's products include liquid and powder coatings, used by a variety of manufacturers to coat wood, metal, plastics and glass substrates. The Parent's principal products are: wood coatings for furniture, building products, and cabinets; coil coatings for residential siding components, appliances, and metal buildings; specialty coatings for a variety of metal products and fiberglass reinforced products; powder coatings for a variety of metal products; and glass coatings for mirrors.

     The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I.

     Summary Financial Information. Set forth on the following page is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the information contained in Parent's Form 10-K for the year ended November 30, 1995, which is incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                         [The balance of this page was
                           intentionally left blank]

                             LILLY INDUSTRIES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                          YEAR ENDED NOVEMBER 30
                                             -----------------------------------------------------------------------------
                                               1995           1994              1993              1992              1991
                                             --------       --------          --------          --------          --------
Operations:
  Net sales...............................   $328,345       $331,306          $284,325          $236,476          $220,508
  Cost of products sold...................    219,899        214,809           189,111           152,480           150,669
  Selling, administrative, research and
     development expenses.................     73,058         74,480            65,644            61,158            57,527
  Income taxes............................     13,510         16,350            11,784             9,201             4,417
  Net income..............................     20,264         23,302            16,155            12,706             6,357
Per Share Data:(1)
  Net income..............................        .88           1.00               .70               .55               .27
  Cash dividends..........................       .310           .267              .238              .223              .214
  Book value..............................       4.86           4.38              3.60              3.16              3.16
  Average number of shares and equivalent
     shares outstanding(2)................     23,100         23,250            23,123            23,189            23,499
  Shares outstanding at year end..........     22,502         22,710            22,517            22,226            23,480
  Price range of Class A stock............      15-11      18-11 3/4      15 7/8-9 3/8       9 3/4-5 5/8       6 1/8-4 1/8
Other Data:
  Working capital.........................     35,505         41,604            33,270            27,131            30,405
  Current ratio...........................      1.9:1          1.8:1             1.9:1             2.0:1             2.0:1
  Total assets............................    183,582        190,252           167,044           117,049           127,342
  Additions to property and
     equipment(3).........................     15,599          6,693             7,598             3,262             1,928
  Depreciation............................      4,251          4,637             3,746             3,965             4,038
  Cash dividends..........................      7,041          6,049             5,327             5,104             5,005
  Long-term debt..........................     21,200         28,026            40,621            10,361            16,638
  Stockholders' equity....................    109,374         99,424            81,128            70,125            74,187
  Return on average equity................       19.4%          25.8%             21.4%             17.6%              8.6%
  Return on sales before minority
     stockholders' interests..............        6.2%           7.0%              5.7%              5.4%              2.9%

-------------------------

(1) Adjusted for all stock splits and stock dividends through November 30, 1995, inclusive. Prices are rounded to nearest 1/8.

(2) Used to calculate net income per share.

(3) Excludes effect of acquisitions.

     Certain Transactions. Except as described in this Offer to Purchase, neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company (except that the Parent beneficially owns five Shares), and none of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (1) there have not been any contracts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     During the last five years none of the Corporate Entities or, to the best knowledge of Corporate Entities, any of the persons listed in Schedule I (a) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

     Available Information. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in
Section 8. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $240 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution that will be made by Parent (or by a subsidiary of Parent) to the Purchaser.

     NBD Bank, N.A. ("NBD") has entered into a written commitment with the Parent (the "Commitment Letter") dated February 8, 1996, as amended by a letter amendment dated March 4, 1996, to provide up to $300 million (the "Aggregate Commitment") through three credit facilities (the "Facilities") to be used by Parent to provide funds for the purchase of the Company, payment of expenses in connection with the acquisition and for refinancing of existing indebtedness of Parent and the Company with an aggregate outstanding principal balance of approximately $56 million. NBD has retained the right to syndicate all or a portion of the Facilities to additional lenders. First Chicago Capital Corp., an affiliate of NBD (the "Arranger"), will provide the syndication services.

     The Facility A Term Loan Commitment (the "Facility A Commitment") in the principal amount of $175 million matures six years from the date of closing of the Facilities (the "Loan Closing Date") with quarterly installments of principal in amounts which have not yet been determined. Interest on indebtedness outstanding under the Facility A Commitment will be payable at a rate per annum equal to, at Parent's election, either (i) the greater of the (a) prime rate charged by NBD from time to time, or (b) the federal funds rate plus 0.50% per annum (the "ABR Rate"), or (ii) the Eurodollar Rate, plus in the case of each of (i) and (ii), an additional amount (the "Applicable Margin") based on the ratio of Parent's total indebtedness to EBITDA (the "Leverage Ratio"). In the case of ABR loans, the Applicable Margin ranges from .75% to 0% and, in the case of Eurodollar loans, ranges from 1.75% to .50%.

     The Facility B Term Loan Commitment (the "Facility B Commitment") in the principal amount of $50 million matures 7 1/2 years from the Loan Closing Date, with quarterly installments of principal in amounts which have not yet been determined. Interest on indebtedness outstanding under the Facility B Commitment will be payable at a rate per annum equal to, at Parent's election, either (i) the ABR Rate plus 1.25% or (ii) the Eurodollar rate plus 2.25%.

     The Facility C Revolving Credit/Letter of Credit Facility (the "Facility C Commitment") in the amount of $75,000,000 matures six years from the Loan Closing Date. Interest is payable on the indebtedness outstanding under the Facility C Commitment at a rate per annum determined in the same manner as with respect to the Facility A Commitment. The aggregate outstanding amount of loans and letters of credit under the Facility C Commitment may not exceed the borrowing base which will consist of percentages (to be negotiated) of eligible inventory and eligible accounts receivable, provided, however, that after the first six months following the Loan Closing Date, Parent's borrowing base limitation will be suspended for Facility C loans if the Leverage Ratio is equal to or less than 1.5.

     The Facilities will be secured by a first perfected security interest in all of Parent's assets other than real estate (with a negative pledge on the real estate of Parent) and, through secured guarantees, in all of its direct and indirect domestic subsidiaries' assets other than real estate (with a negative pledge on the real estate of such subsidiaries), including the assets of the Surviving Corporation. The assets of the Parent to be pledged as collateral will include all of the stock of its direct and indirect domestic subsidiaries and 65% of the stock of all of its direct or indirect foreign subsidiaries. Conditions to funding of the Facilities include, among other matters, (1) absence of material adverse change, (2) absence of an injunction or order which would prohibit the making of the Loans or the consummation of the Offer or Merger, (3) determination by NBD and the Arranger that no information received after March 4, 1996 as to due diligence matters, including but not limited to, environmental matters, investigated prior to that date indicates a change in the results of such prior due diligence investigation which would have a Company Adverse Effect (as defined in the Merger Agreement), (4) satisfactory evidence of the solvency of Parent on a going forward basis after consummation of the Offer and Merger, and (5) other customary conditions. The Commitment Letter provides that the definitive loan documents will include customary representations, warranties and covenants, including financial covenants which have not yet been negotiated.

     Pursuant to the Commitment Letter, Purchaser has agreed, regardless whether the Commitment Letter is revoked or terminated or whether or not the financing transactions contemplated by the Commitment Letter close, to reimburse NBD and the Arranger for all out of pocket expenses incurred by NBD and the Arranger in connection with the Commitment Letter, the transactions contemplated thereby and the on-going due diligence investigation of NBD and the Arranger in connection therewith and to indemnify NBD, the Arranger, the lenders and their respective officers, employees, agents and directors against any losses, claims, damages or liabilities (including, but not limited to, costs of defense and investigation) to which they may become subject in connection with the transaction contemplated by the Commitment Letter.

     The obligations of the Agent and the Arranger in the Commitment Letter are subject to the execution and delivery of mutually agreeable loan documents incorporating the terms and conditions contained in the Commitment Letter, the absence of a material adverse change with respect to Parent and its subsidiaries and the Company and its subsidiaries and the absence of a material adverse change in the loan syndication markets or capital markets generally.

     The Commitment Letter provides that the commitments in respect of the facilities will terminate on May 15, 1996 unless definitive loan documents are executed on or before that date.

     The foregoing description of the Commitment Letter is qualified in its entirety by reference to the text of the Commitment Letter, a copy of which has been filed as an exhibit to the Schedule 14D-1 of the Purchaser and the Parent relating to the Offer (the "Schedule 14D-1").

     Parent expects that it will repay any amounts borrowed under the Facilities with cash flow from operations and/or with proceeds from public or private sales of debt or equity securities.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     On October 22, 1995, Douglas W. Huemme, Chairman, President and Chief Executive Officer of Parent, had a casual conversation with Paul K. Gaston, Chairman of the Board of the Company, at a trade association meeting in which Mr. Huemme indicated that Parent might have an interest in discussing a possible acquisition of the Company by Parent.

     Parent continued to indicate that it was interested in pursuing a possible acquisition of the Company and on December 13, 1995 Parent and the Company executed a confidentiality agreement pursuant to which Parent agreed to hold in confidence all information concerning the Company and its subsidiaries. Following the execution of this letter, representatives of the Parent met with Charles E. Bennett, President and Chief Executive Officer of the Company, in order to continue exploring a possible acquisition of the Company.

     At the regularly scheduled Board of Directors meeting on January 12, 1996, management first introduced the possibility of pursuing the acquisition of the Company. On January 16, 1996, representatives of Parent and the Company had another meeting during the course of which Parent commenced its financial due diligence review of the Company. On January 25, 1996, Parent submitted a letter to Goldman, Sachs & Co., investment banker for the Company, indicating its preliminary non-binding interest in pursuing an acquisition of the Company in the range of $22.00 to $23.50 per share. At a special meeting of Parent's Board of Directors on January 30, 1996, Parent's management gave its Board an overview of the Company acquisition opportunity and the Board adopted a resolution authorizing the executive officers to negotiate for the acquisition of Company for a purchase price in the range of $22.00 to $23.50 per Share in cash. By letter dated February 1, 1996, Goldman, Sachs & Co. invited Parent to submit on or before February 23, 1996, a definitive proposal to acquire the Company.

     Throughout February, Parent and its representatives continued their due diligence review of the Company, including visits to all of the Company's U.S. plants. Representatives of Parent and the Company had several conversations during this period concerning the terms and conditions of a possible acquisition transaction but no agreement was reached as to price or other terms.

     On February 13, 1996, the Company announced that it was investigating a possible sale of the Company and that it had authorized management to engage in discussions with selected companies which had expressed an interest in such an acquisition. The announcement also cautioned that no offer had been made for the Company, no definitive agreement with respect to any offer had been reached and that there could be no assurance that such an offer would be made or definitive agreement entered into.

     On February 22, 1996, Parent submitted to Goldman, Sachs & Co. a proposal to acquire the Company at a purchase price of $23.00 per Share, subject to Board approval and the execution of lock up agreements with the Principal Stockholders. During the next week Parent and the Company negotiated the terms of the Merger Agreement. At a special meeting of the Board of Directors of Parent on March 4, 1996, the Board of Directors approved the acquisition of all of the Shares of the Company at $23.00 per Share and the merger of the Purchaser with and into the Company. Thereafter, the parties executed the Merger Agreement and the Letter Agreements and publicly announced the transaction during the afternoon of March 4, 1996.

12. PURPOSE OF THE OFFER, THE MERGER AGREEMENT AND LETTER AGREEMENTS

     The purpose of the Offer is to acquire control of the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

The Merger Agreement

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Merger Agreement may be examined, and copies may be obtained as set forth in Section 9 above. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides that Parent will take all necessary actions (including providing adequate financing) to cause the Purchaser to commence the Offer as soon as practicable, but in no event later than five business days from the date of the Merger Agreement. The obligation of the Purchaser to accept for payment (and thereby purchase) any Shares tendered pursuant to the Offer is subject to the conditions set forth in Annex I to the Merger Agreement (the "Offer Conditions"). See the Section entitled "Certain Conditions of the Offer" below. The Purchaser may waive, in its sole discretion, any Offer Condition other than the Minimum Condition. Subject only to the Offer Conditions, the Purchaser has agreed to accept payment for and purchase, as soon as permitted by the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. Without the prior written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares being sought in the Offer, change the form of consideration payable in the Offer, amend or waive satisfaction of the Minimum Condition, add additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. Parent and the Purchaser have also agreed that the Purchaser will not terminate or withdraw the Offer or extend its expiration date unless at the expiration date of the Offer the Offer Conditions have not been satisfied or earlier waived, provided, however that Purchaser shall be allowed to extend the Offer for up to a total of 10 days.

     Upon payment by the Purchaser for Shares purchased pursuant to the Offer constituting at least a majority of the outstanding Shares on a fully diluted basis, the Company, at Parent's request, will take all necessary actions to cause its Board of Directors to include a number of Parent's designees such that the designees constitute a percentage of the Board as nearly equal as practicable to the percentage of outstanding Shares beneficially owned by Parent (which will be at least a majority of the Board). The necessary actions of the Company may include accepting resignations of certain incumbent directors or increasing the size of the Board. The Company has agreed to use its best reasonable efforts not to increase the size of the Board above twelve members, and the Parent has agreed that the Company may retain at least three incumbent directors until the Effective Time. Upon written request by the Purchaser, the Company has agreed to use its reasonable best efforts to cause the designees of the Purchaser to constitute a percentage as nearly equal as practicable to the percentage of representation on the Board of Directors on (i) each committee of the Board of Directors; (ii) the board of directors of each subsidiary of the Company; and (iii) each committee of such subsidiaries' boards of directors.

     After the time that the Purchaser's designees constitute at least a majority of the Board and until the Effective Time, any amendment or termination of the Merger Agreement by the Company or its Board of Directors, any extension by the Company or its Board of the time of performance of any obligations or other acts of the Purchaser or Parent or waiver of the Company's rights under the Merger Agreement, or any consent, approval or recommendation of the Company or its Board required under the Merger Agreement, will (if there are any then serving directors not affiliated with or designated by Parent) require the approval of a majority of the directors of the Company then in office who are not affiliated with Parent and were not designated by Parent.

     The Merger. The Merger Agreement provides that at the Effective Time, subject to the terms and conditions thereof, the Purchaser will be merged with and into the Company, which will be the Surviving Corporation. The name of the Surviving Corporation will be "Guardsman Products, Inc." Pursuant to the Merger, the Certificate of Incorporation and By-laws of the Purchaser will be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided by law. The directors of the Purchaser at the Effective Time will become the directors of the Surviving Corporation until their respective successors are duly elected and qualified. The officers of the Company at the Effective Time will continue as the officers of the Surviving Corporation until their respective successors are duly elected and qualified. The Merger will have the effects set forth in the General Corporation Law of the State of Delaware (the "DGCL").

     Conversion of Shares. The Merger Agreement provides that at the Effective Time, each outstanding Share will be converted into the right to receive the Merger Consideration (or any higher price per Share paid in the Offer), other than (i) Shares held by the Parent, the Purchaser or any wholly owned subsidiary of Parent or the Purchaser, or in the treasury of the Company, or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made with respect thereto, and (ii) Shares held by stockholders who exercise their statutory appraisal rights as described below. At the Effective Time, each issued and outstanding share of capital stock of the Purchaser will be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

     The Merger Agreement further provides that any Shares outstanding immediately before the Effective Time and held by a stockholder who has not voted in favor of or consented to the Merger in writing and who complies with all the provisions of the DGCL concerning the right of holders of shares of capital stock to dissent from the Merger and require appraisal of their shares (a "Dissenting Stockholder") will not be converted into the right to receive the Merger Consideration as described above but instead will be converted, at the Effective Time, by virtue of the Merger and without any further action, into the right to receive any consideration that may be determined to be due to the Dissenting Stockholder pursuant to the DGCL; provided, that Shares outstanding immediately before the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, fails to perfect or withdraws or loses the Dissenting Stockholder's right to appraisal, in either case pursuant to the DGCL, will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest or dividends thereon. The Company may not, without the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any demands for appraisal of Shares by Dissenting Stockholders.

     Stockholder's Meeting. The Company has agreed to convene a meeting of the holders of the Shares, as promptly as practicable after Purchaser's purchase of and payment for Shares pursuant to the Offer, to consider and vote upon the adoption of the Merger Agreement, if such a meeting is required by applicable law. The Company has agreed that in the proxy statement with respect to the meeting, the Company will, through its Board, and subject to the fiduciary obligations of the Board under applicable law, recommend that stockholders of the Company vote in favor of approval of the Merger and adoption of the Merger Agreement. Parent has agreed that at any stockholders' meeting, it will vote or cause all of the Shares then owned by it, the Purchaser or any of its other subsidiaries to be voted in favor of approval and adoption of the Merger Agreement.

     Conditions to the Merger. The obligations of each party to effect the Merger are subject to the satisfaction or, if permissible, waiver on or before the Effective Time of each of the following conditions: (i) the Purchaser must have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Offer, except that this condition will be deemed to have been satisfied with respect to the obligation of Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer;
(ii) the vote of the stockholders of the Company necessary to consummate the transactions contemplated by the Merger Agreement must have been obtained, if required by applicable law; (iii) there must not have been any statute, rule, or regulation promulgated, enacted, entered or enforced, or any other legally binding, final and nonappealable action taken, by any domestic, foreign or supranational government or governmental, administrative, or regulatory authority or agency of competent jurisdiction or by any court or tribunal of competent jurisdiction, domestic, foreign or supranational, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger and (iv) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

     Interim Operations of the Company. In the Merger Agreement, the Company has agreed that, except as expressly provided in the Merger Agreement or consented to in writing by Parent, from the date of the Merger Agreement to the Effective Time, (i) the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course of business consistent with past practice, and (ii) the Company will not, nor will it permit any of its subsidiaries to:

          (a) amend or propose to amend its certificate or articles of incorporation or by-laws (or similar constituent documents);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for Shares issued upon exercise of stock options outstanding as of the date of the Merger Agreement or pursuant to the existing terms of the Rights Agreement (as defined below), or amend any of the terms of any such securities or agreements outstanding as of the date of the Merger Agreement, except as specifically contemplated by the Merger Agreement;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries, except that the Company will be allowed to pay normal quarterly cash dividends for the first quarter of 1996 in the amount of $.09 per Share payable on or about March 21, 1996 to stockholders of record on March 7, 1996;

          (d) (1) incur or assume or prepay any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of wholly owned subsidiaries of the Company; (3) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (4) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (5) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any lien thereupon, excluding Permitted Liens as defined in the Merger Agreement;

          (e) except as may be required by law or as contemplated by the Merger Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust (except for trusts to be established pursuant to the Company's directors' retirement plan), plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options, stock appreciation rights or performance units);

          (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice or which would be material to the Company and its subsidiaries taken as a whole;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles (after consultation with Parent as to the effect of any such change), change any of the accounting principles or practices used by it;

          (h) (1) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (2) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole; or (3) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

          (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

          (j) make any tax election or settle or compromise any federal, state or local income tax liability or assent to the extension of time for collection or assessment of any federal, state or local tax (provided that the Company and its subsidiaries may extend the time for filing 1995 tax returns in accordance with past practice);

          (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

          (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby or material to the Company and its subsidiaries taken as a whole, except for contemplated settlements with insurance carriers concerning environmental liabilities as disclosed to Parent (after consultation with Parent prior to finalizing such settlements); or

          (m) take, or agree in writing or otherwise to take, any of the foregoing actions or take, or omit to take, any action that would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect as of the date when made or would result in any of the Offer Conditions not being satisfied.

     Stock Option Plans. The Merger Agreement provides that, as of the Effective Time, the Company shall take, and Parent shall cause the Company to take, such actions to provide that by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase Shares (the "Option") that is outstanding immediately before the Effective Time will be canceled and, in consideration of such cancellation, each holder of an Option will receive in cash an amount equal to the product of (i) the excess, if any, by which $23.00 exceeds the exercise price of the Option and (ii) the number of Shares subject to the Option. Except as provided in the Merger Agreement or as otherwise agreed by the Company, Parent and the Purchaser, the plans under which the Options were granted (the "Option Plans") will terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its subsidiaries will be deleted as of the Effective Time. In addition, (except as provided in the Merger Agreement or as otherwise agreed by the Company, Parent and the Purchaser) following the Effective Time no holder of Options or any participant in the Option Plans or any other such plans, programs or arrangements will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     Amendment of Rights Agreement. The Company has issued Rights pursuant to the Rights Agreement between the Company and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent. The Company and the Rights Agent have amended the Rights Agreement pursuant to Amendment No. 2 to Rights Agreement dated as of March 4, 1996, a copy of which is filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference. The amendment provides that neither Parent nor the Purchaser will become an "Acquiring Person," that no "Stock Acquisition Date" or "Distribution Date" (as those terms are defined in the Rights Agreement) will occur and that Section 11 and Section 13 of the Rights Agreement will not be triggered, as a result of the announcement, commencement or consummation of the Offer, the execution or delivery or the Merger Agreement or any amendment thereto, the consummation of the Merger, or the consummation of any other transactions contemplated by the Merger Agreement. Under the Merger Agreement, the Company has agreed that, unless required to do so by court order or to fulfill fiduciary obligations, the Company will not redeem the Rights or amend or terminate the Rights Agreement before consummation of the Merger. As a result of Amendment No. 2 to the Rights Plan, the Company does not contemplate that any of the outstanding Rights will be redeemed.

     No Solicitation. The Company has agreed, and has agreed to direct its officers, directors, employees, representatives and agents to, immediately cease any existing discussions and negotiations with any parties conducted heretofore with respect to any proposal relating to an Acquisition Transaction (as defined below). The Company has agreed that before the Effective Time it will not, and it will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents, or representatives, directly or indirectly, to, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing nonpublic information) any inquiries or the making of any proposal with respect to any acquisition of all or substantially all of the Company by means of a merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction"), or, subject to the proviso below, negotiate, explore or otherwise engage in substantive communications in any way with any person (other than Parent, the Purchaser or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided, that, notwithstanding the foregoing, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party reasonably believed to have the financial capability to consummate an Acquisition Transaction, furnish information to, and negotiate, explore, or otherwise engage in substantive discussions with, such third party, in each case if the Company's Board of Directors determines in good faith by a majority vote, after consultation with its financial advisors and after receipt of the written advice of the outside legal counsel of the Company, that such action is required by applicable law (including fiduciary principles thereof). In addition, the Company has agreed to immediately advise Parent in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to an inquiry or proposal.

     Standstill Arrangement. Under the Merger Agreement, Parent has agreed that, for a period of three years from the date of the Merger Agreement, it will not, directly or indirectly, except pursuant to the Merger Agreement: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership of any of the Company's assets or businesses or any voting securities issued by the Company or any other rights or options to acquire that ownership (including from a third party); (ii) seek or propose to influence or control the Company's management or policies; or (iii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that from and after the purchase of Shares pursuant to the Offer, Parent will indemnify, defend and hold harmless, and will cause the Surviving Corporation (including, if necessary, providing the Surviving Corporation with sufficient funds) to indemnify, defend and hold harmless, the present and former directors (including the Company's Advisory Director), officers, employees and agents of the Company and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or before the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and Bylaws and agreements in effect at the date of the Merger Agreement (to the extent consistent with applicable law). Further, Parent has agreed that for six years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company, or other similar insurance no less favorable in scope, amount and type of coverage, with respect to claims arising from facts or events that occurred before the Effective Time; provided, however, that Parent will not be obligated to make annual premium payments for such insurance to the extent the premiums exceed 175% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

     Letter Agreement Indemnification. In the Letter Agreements, and as a condition to obtaining the same, Parent has agreed to indemnify and hold harmless the stockholder signatories thereto from and against any and all claims by third parties or Parent (and its affiliates), judgments, fines, penalties, liabilities, fees and expenses (including, without limitation, reasonable attorneys' fees) that may be asserted against or incurred by such stockholder signatories in connection with their entering into the Letter Agreements or their compliance with the terms thereof, provided that such indemnity does not protect the stockholder signatories against (i) any violations of law (other than violations alleged to have occurred as a result of their compliance with the terms and conditions of the Letter Agreements) or (ii) any breach by the stockholder signatories of their commitments in the Letter Agreements. In the Merger Agreement, the Company has agreed to indemnify and hold Parent harmless from and against any liability, cost, or expense (including reasonable attorneys' fees) incurred by it in providing the indemnification required under the Letter Agreements; provided, however, that the foregoing indemnity of the Company will terminate upon the purchase of Shares by Parent pursuant to the Offer.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, the Company's organization, capitalization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, potential conflicts, consent and approvals, public filings, absence of certain events, undisclosed liabilities, litigation, compliance with laws, tax matters, termination, severance and employment agreements, employee benefit plans, environmental matters, assets (including real property and intellectual property), broker's fees, labor matters and information set forth in the Schedule 14D-9. None of the representations or warranties in the Merger Agreement will survive the Effective Time of the Merger.

     Access; Confidentiality. The Company has agreed to give Parent and its authorized representatives, including its legal counsel, environmental and other consultants, financial advisors, banks, financial institutions, accountants, auditors and others, during normal business hours until the Effective Time, full access to all facilities, personnel and operations and to all books and records of the Company and its subsidiaries to inspect and evaluate the Company and its operations. In addition, during that same period the Company has agreed to cause its officers and the officers of its subsidiaries to give Parent any financial and operating information regarding the Company and its subsidiaries that Parent may request. Pursuant to a Confidentiality Agreement between the Company and Parent dated December 13, 1995, Parent has agreed to hold in confidence all information concerning the Company and its subsidiaries and not to use that information in any way detrimental to the Company. A copy of the Confidentiality Agreement is filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference.

     Amendment. Subject to applicable law, the Company, Parent and the Purchaser may amend or supplement the Merger Agreement at any time before the Effective Time by a written instrument signed by each of them. If the stockholders of the Company have approved the Merger Agreement, the parties may not amend or supplement the Merger Agreement to reduce the Merger Consideration, to change the form of consideration, or to effect any other change that materially adversely affects the rights of those stockholders, without the stockholders' further approval. In addition, following the election or appointment of Parent's designees to constitute a majority of the Company's directors, any amendment or termination of the Merger Agreement by the Company or its Board, any extension by the Company or its Board of the time of the performance of any obligation of Parent or Purchaser or waiver of any rights of the Company under the Merger Agreement, or any consent, approval or recommendation of the Company or Board required under the Merger Agreement, will require the approval of a majority of the directors of the Company then in office who are not affiliated with and were not designated by Parent (if there are any then serving directors not affiliated with or designated by Parent).

     Termination. (i) The Merger Agreement may be terminated, and the Merger may be abandoned notwithstanding approval thereof by the stockholders of the Company (in which case the Offer will also be abandoned unless the Purchaser has already purchased Shares pursuant thereto) at any time before the Effective Time, (a) by mutual written consent of Parent and the Company, (b) by either Parent or the Company if, without any material breach by the terminating party of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer has not occurred on or before May 31, 1996 (or, if Parent or the Company receives a request for additional information under the HSR Act, the earlier of
(1) July 31, 1996, or (2) the earliest date following the expiration of the waiting period under the HSR Act, as extended by such request, on which the Purchaser may purchase Shares pursuant to the terms of the Offer and the applicable rules and regulations of the Commission), which dates the parties to the Merger Agreement may extend by their mutual written consent, (c) by Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder, except that Parent may not terminate the Merger Agreement if Parent's or the Purchaser's termination of, or failure to accept for payment or pay for any Shares tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, of any Offering Condition or is otherwise in violation of the terms of the Offer or the Merger Agreement, or (d) by either Parent or the Company if any court of competent jurisdiction in the United States or other governmental body in the United States has issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement generally must have used its reasonable best efforts to remove or lift the order, decree or ruling.

     (ii) In addition, the Merger Agreement may be terminated and the Offer and the Merger may be abandoned by Parent at any time prior to the purchase of Shares pursuant to the Offer, if (a) the representations or warranties of the Company contained in the Merger Agreement are not true and correct at and as of any date prior to the Expiration Date as if made at and as of such time, except for (i) failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and (ii) failures to comply as are capable of being and are cured (other than by mere disclosure of the breach) within 10 days after written notice from the Purchaser to the Company of such failure; (b) the Company has failed to comply with its obligations under the Merger Agreement, except for (i) failures to so comply as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and (ii) failures to comply as are capable of being and are cured within 10 days after written notice from the Purchaser to the Company of such failure; (c) the Board shall (i) withdraw its recommendation or approval in respect of the Merger Agreement or Offer or (ii) modify or change its recommendation or approval in respect of the Merger Agreement, the Offer or the Merger in a manner adverse to Parent; or (d) the Board shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Transaction.

     (iii) The Merger Agreement may be terminated and the Merger may be abandoned by the Company, (a) at any time prior to the purchase of Shares pursuant to the Offer upon receipt of an Acquisition Transaction proposal that contains no financing condition which the Board in good faith determines in the exercise of its fiduciary duties (based as to legal matters on the written opinion of legal counsel and after consultation with its financial advisor) it is required to accept by applicable law including the fiduciary principles thereof or (b) at any time prior to the Effective Time if (i) the representations and warranties of Parent or the Purchaser contained in the Merger Agreement are not true and correct as if made at and as of such time, except for (A) failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect and (B) failures to comply as are capable of being and are cured (other than by mere disclosure of the breach) within 10 days after written notice from the Company to Parent of such failure; or (ii) Parent or the Purchaser has failed to comply with their respective obligations under the Merger Agreement, except for (X) failures to so comply as could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect and (Y) failures to comply as are capable of being and are cured within 10 days after written notice from the Company to Parent of such failure.

     (iv) If the Merger Agreement is terminated as provided in subsections
(i)-(iii) above, the Merger will be deemed abandoned, the Merger Agreement will become void (except for certain provisions concerning confidentiality, Parent's standstill undertaking, the payment of expenses and the Company's indemnification with respect to the Letter Agreements) and no party will have any liability to or claim against any other party, except for any willful or bad faith breach of the Merger Agreement and except as follows. In the event that following receipt by the Company of an Acquisition Transaction proposal the Merger Agreement is terminated by Parent pursuant to Subsection (ii)(c) or (d) above or by the Company pursuant to Subsection (iii)(a) above, the Company has agreed to promptly pay to Parent (but in any event within three business days after termination) the sum of $3,000,000, provided that no fee shall be payable if Parent or the Purchaser shall be in a material breach of any of its material representations, warranties or obligations hereunder as of the date of termination. If such fee is payable and within 365 days after such termination an Acquisition Transaction is consummated, the Company shall promptly pay to Parent (but in any event within three business days after the consummation of the Acquisition Transaction) the additional sum of $5,000,000.

     "Company Material Adverse Effect" means a material adverse effect on the business, operations, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. "Parent Material Adverse Effect" means a material adverse effect on Parent's or the Purchaser's ability to perform their respective obligations pursuant to the Merger Agreement or to consummate the Offer and Merger.

     Timing. The exact timing and details for the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by the Purchaser pursuant to the Offer. Although Parent and the Purchaser have agreed to cause the Merger to be consummated on the terms described above, there can be no assurance as to the timing of the Merger.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares may have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses the right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivery to Parent of a written withdrawal of the demand for appraisal and acceptance of the Merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

     Other Matters. Upon obtaining control of the Company, Parent plans to integrate the business and technology of the Company with the Parent's existing operations and estimates that, during the next twelve to twenty-four months, the combined companies will realize synergistic integration savings in excess of $20 million annually. There can, of course, be no assurance that Parent will be able to achieve this result. Parent will seek to realize these savings while maintaining and enhancing customer service and support. In the course of conducting its due diligence investigation of the Company, Parent has identified possible means of achieving these objectives including reduction of the costs associated with raw material purchases and consolidation of the sales, technical, engineering, administrative and manufacturing functions and production facilities of the combined companies. Parent will be able to formulate more definitive plans in this regard only after it has an opportunity to conduct a detailed review of the Company and its assets, operations, management and personnel.

     Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or any other material change in the Company's business, corporate structure or personnel.

The Letter Agreements; Acknowledgments

     The following is a summary of certain provisions of the Letter Agreements, a copy of each of which has been filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Letter Agreements may be examined, and copies may be obtained, as set forth in Section 9 above. Such summary is qualified in its entirety by reference to the forms of Letter Agreements.

     The Parent has also entered into a Letter Agreement with each Principal Stockholder. Each Letter Agreement contains a representation by the Principal Stockholder as to his beneficial ownership of a specified number of Shares (including outstanding options to purchase Shares). Each Principal Stockholder has agreed to validly tender into the Offer, and not withdraw, all Shares beneficially owned by him, not to sell, transfer or grant any voting rights, with respect to, any of his Shares and not to purchase additional Shares while the Merger Agreement is in effect. Each of the Principal Stockholders has also agreed to vote his Shares in favor of the Merger and against any action or arrangement which would interfere with the successful consummation of the Merger and has executed and delivered to Purchaser an irrevocable proxy to this effect. The Principal Stockholders have also agreed not to solicit or encourage the making of any other proposal intended to lead to the acquisition of their Shares or any other extraordinary transaction involving the Company and to notify the Parent if any inquiry or solicitation is made to them concerning any such transaction. The Parent has agreed to indemnify each of the Principal Stockholders from and against any and all claims by third parties, judgments, fines, penalties, liabilities, fees and expenses (including, without limitation, reasonable attorneys' fees) that may be asserted against them or incurred by them in connection with their entering into the Letter Agreement or their compliance with the terms hereof, provided that such indemnity would not protect them against (i) any violations of law (other than violations alleged to have occurred as a result of their compliance with the terms and conditions of the Letter Agreement) or (ii) any breaches by them of their commitments in the Letter Agreement. The Letter Agreements will remain in effect until the transactions contemplated by the Merger Agreement are successfully completed or until the Merger Agreement is terminated by Parent or the Company in accordance with its terms.

     Each of James L. Sadler and John H. Sadler have delivered an acknowledgment to Purchaser to the effect that certain provisions of the Agreement and Plan of Merger relating to the merger of Moline Paint Manufacturing Co. into a subsidiary of the Company providing for the payment of certain contingent amounts to him will terminate upon the purchase of his Shares pursuant to the Offer or Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     If on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of employee stock options outstanding on the date of the Merger Agreement) or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 14, the Purchaser in its sole discretion, subject to the terms of the Merger Agreement, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends (except that the Company will be allowed to pay normal quarterly cash dividends for the first quarter of 1996 in the amount of $.09 per Share payable on or about March 21, 1996 to stockholders of record or March 7, 1996), the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholder and tendered to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will be promptly remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     Section 7.1 of the Merger Agreement prohibits the Company from taking any of the foregoing actions without the prior written consent of Parent.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Purchaser shall not accept Shares for Payment if the Minimum Condition shall not have been satisfied, which condition may not be waived without the Company's consent, and shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided by the Merger Agreement) amend or terminate the Offer as to any shares not then paid for if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (ii) at any time after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment), any of the following conditions exists:

          (a) there shall be in effect as of the Expiration Date (as defined herein) an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger,
     (ii) results in a significant delay in or significantly restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase Shares sufficient to satisfy the Minimum Condition in the Offer or the remaining Shares outstanding in the Merger (other than as a result of the exercise of dissenters' rights and other than for delays or restrictions that are not material to Parent and the Purchaser), (iii) prohibits or restricts the ownership or operation by Parent or the Purchaser (or any of their respective affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries or of Parent and its subsidiaries or compels Parent or the Purchaser (or any of their respective affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries or of Parent and its subsidiaries, (iv) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, (v) imposes any material limitations on the ability of Parent or the Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries, or (vi) which otherwise would materially adversely affect the Company and its subsidiaries taken as a whole; provided, however, that Parent and the Purchaser shall have complied with Section 7.4 of the Merger Agreement; or

          (b) the Merger Agreement shall have been terminated by the Company, Parent or the Purchaser in accordance with its terms; or

          (c) the representations or warranties of the Company contained in the Merger Agreement shall not be true and correct when made or on the Expiration Date as if made as of such date, except for (i) failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and (ii) failures to comply as are capable of being and are cured (other than by mere disclosure of the breach) within 10 days after written notice from the Purchaser to the Company of such failure (in which case the Expiration Date shall be extended to the end of such cure period or, if earlier, the date of cure); or

          (d) the Company shall have failed to comply with its obligations under the Merger Agreement, except for (i) failures to so comply as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and (ii) failures to comply as are capable of being and are cured within 10 days after written notice from the Purchaser to the Company of such failure (in which case the Expiration Date shall be extended to the end of such cure period or, if earlier, the date of cure); or

          (e) there shall have occurred on or after the date of the Merger Agreement and be continuing any development or developments with respect to the Company or its subsidiaries which individually or in the aggregate have had or constitute a Company Material Adverse Effect, other than developments affecting generally the industries and businesses in which the Company and its subsidiaries operate; or

          (f) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of, a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (iv) from the date of this Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25 percent in the Standard & Poor's 500 Index,
     (v) any limitation by any U.S. governmental authority or agency that materially affects generally the extension of credit by banks or other financial institutions or (vi) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

          (g) Parent, the Purchaser and the Company shall have agreed that the Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto.

     The foregoing conditions, other than Minimum Condition, are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to any such conditions and, except as provided in the Merger Agreement, may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion in each case subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought. While the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken. The Purchaser's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions including conditions relating to certain of the legal matters discussed in this Section 15. See Section 14.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement, the Purchaser's acquisition of Shares pursuant to the Offer and the Letter Agreements and, therefore, Section 203 of DGCL is inapplicable to the Merger and the Letter Agreements.

     Based on information supplied by the Company, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Parent has made such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of the transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the

Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

     The security arrangements for the financing described in Section 10 of this Offer to Purchase will be negotiated by Parent and NBD. Such financing may be directly or indirectly secured by the Shares or other securities which constitute margin stock. Pursuant to the Margin Regulations, the maximum loan value of margin stock is presently 50% of its current market value, which in the case of credit used to purchase securities, means the total cost of purchase of such securities. The loan value of collateral other than margin stock is the amount that a lender would in good faith lend against such collateral without regard to other loan or collateral arrangements such lender might have. It is Parent's intention that all financing for the Offer and the Merger be in full compliance with the Margin Regulations, and Parent believes that direct or indirect margin stock and other collateral having an aggregate loan value in excess of the entire amount of the financing will be available to comply fully with the Margin Regulations.

     Investment Canada Act. The Company conducts business in Canada. The Investment Canada Act governs the acquisition of control of Canadian businesses by non-Canadians, meaning generally individuals who are not Canadians or business entities not ultimately controlled by Canadians. Depending on the size or nature of the Canadian business acquired, the acquisition of control will require compliance with either a notification procedure or review procedure, and in the latter case, the acquisition will only be allowed if it is deemed to be of net benefit to Canada. Indirect acquisitions of Canadian businesses with assets of between Cdn. $5,000,000 and $50,000,000, where the assets of Canadian businesses represent 50% or less of the value of the assets involved in the total international transaction, are subject only to the notification procedure. Under amendments to the Investment Canada Act related to the U.S./Canada Free Trade Agreement and the North American Free Trade Agreement ("NAFTA"), indirect investments involving investors from countries participating in NAFTA are not reviewable. Although not defined in the Investment Canada Act, an indirect acquisition is the acquisition of control of a Canadian business through the acquisition of control of its parent outside Canada.

     As a result of NAFTA, and because the Company has advised the Purchaser that the assets of the Company's Canadian subsidiary represent less than 50% of the value of the total assets of the Company and its subsidiaries, the review procedure is not applicable to the Purchaser's acquisition of the Shares. The Purchaser intends to file a notice of its acquisition of Shares with the appropriate Canadian governmental agency and to seek approval of such acquisition, if required.

     Foreign Laws. The Company and certain of its subsidiaries conduct business in other foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Offer and the Merger. Certain of such filings, if required, may not be completed and certain of such approvals, if required, may not be obtained, prior to the expiration of the Offer. However, there is no present intention to delay the acceptance for payment of or the payment for Shares pursuant to the Offer or consummation of the Merger pending the completion of such filings and obtaining such approvals. There is no assurance that any such approvals would be obtained or that adverse consequences to Parent's or the Company's business might not result from a failure to obtain such approvals or conditions that might be imposed in connection therewith.

16. FEES AND EXPENSES

     Except as described below, neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     A.G. Edwards & Sons, Inc. has been retained as a financial advisor to Parent and will be paid an aggregate fee of $1,250,000 if the acquisition by Parent of the Company is completed or a time and effort fee of $125,000 if the acquisition is not completed. A.G. Edwards & Sons, Inc. will also be reimbursed for its out-of-pocket expenses (including legal fees) and will be indemnified in connection with certain liabilities in connection with its engagement, including certain liabilities under the Federal securities laws.

     The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                        LP ACQUISITION CORPORATION

March 8, 1996

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                   OF PARENT

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o 733 S. West Street, Indianapolis, Indiana 46225, and each occupation set forth below an individual's name refers to employment with Parent. All directors and officers listed below are citizens of the United States.

H. J. (JACK) BAKER.................   Mr. Baker has served as a director of Parent since 1985
Director                              and has served as the Chairman of the Board of BMW
                                      Constructors, Inc., 1740 West Michigan Street,
                                      Indianapolis, Indiana 46222, an industrial mechanical
                                      contractor, since prior to 1991. Mr. Baker is also a
                                      director of two publicly-held corporations (other than
                                      Parent): First Indiana Corporation, 135 North
                                      Pennsylvania Street, Indianapolis, Indiana 46204, and
                                      The Somerset Group, Inc., 135 North Pennsylvania Street,
                                      Suite 2800, Indianapolis, Indiana 46204.
LARRY H. DALTON....................   Mr. Dalton has served as Vice President -- Operations
Vice President -- Operations          and Manufacturing of Parent since July, 1994. Prior to
and Manufacturing                     his current position with Parent, Mr. Dalton served as
                                      General Manager of Parent's Indianapolis Division from
                                      prior to 1991 to July, 1994.
WILLIAM C. DORRIS..................   Mr. Dorris has served as a director of Parent since
Director and Vice                     1989. He has served as Vice President -- Corporate
President -- Corporate Development    Development of Parent since July, 1994. Prior to his
                                      current position with Parent, Mr. Dorris served as
                                      General Manager of Parent's Dallas Division from 1993 to
                                      July, 1994; as General Manager of Parent's Templeton
                                      Division from 1991 to July, 1994; and as General Manager
                                      of Parent's High Point Division from prior to 1991 to
                                      July, 1994.
DOUGLAS W. HUEMME..................   Mr. Huemme has served as a director of Parent since
Chairman of the Board, President      1990. He has served as Chairman, President and Chief
  and Chief Executive Officer         Executive Officer of Parent since July, 1991; and as
                                      President and Chief Operating Officer of Parent from
                                      prior to 1991 to July, 1991. Mr. Huemme is also a
                                      director of two publicly-held corporations (other than
                                      Parent): First Indiana Corporation, 135 North
                                      Pennsylvania Street, Indianapolis, Indiana 46204, and
                                      The Somerset Group, Inc., 135 North Pennsylvania Street,
                                      Suite 2800, Indianapolis, Indiana 46204.
ROMAN J. KLUSAS....................   Mr. Klusas has served as a director of Parent since
Director, Vice President, Chief       1988. He has served as Vice President, Chief Financial
Financial Officer and Secretary       Officer and Secretary of Parent since prior to 1991.

ROBERT H. McKINNEY.................   Mr. McKinney has served as a director of Parent since
Director                              1985; as Chairman and Chief Executive Officer of The
                                      Somerset Group, Inc., 135 North Pennsylvania Street,
                                      Suite 2800, Indianapolis, Indiana 46204 (or its
                                      predecessor), since prior to 1991; and as Chairman and
                                      Chief Executive Officer of First Indiana Corporation,
                                      135 North Pennsylvania Street, Indianapolis, Indiana
                                      46204, since prior to 1991. Mr. McKinney is a retired
                                      partner of the law firm of Bose, McKinney & Evans, 135
                                      North Pennsylvania Street, Suite 2700, Indianapolis,
                                      Indiana 46204. He is also a director of two
                                      publicly-held corporations (other than Parent): First
                                      Indiana Corporation, 135 North Pennsylvania Street,
                                      Indianapolis, Indiana 46204, and The Somerset Group,
                                      Inc., 135 North Pennsylvania Street, Suite 2800,
                                      Indianapolis, Indiana 46204.
KENNETH L. MILLS...................   Mr. Mills has served as Director of Corporate Accounting
Director of Corporate Accounting      of Parent since October, 1993; and as Assistant
  and Assistant Secretary             Secretary of Parent since prior to 1991. He has also
                                      served Parent as Treasurer from prior to 1991 to
                                      October, 1993.
HARRY MORRISON, Ph.D...............   Mr. Morrison has served as a director of Parent since
Director                              1995 and as the Dean of the School of Science, Purdue
                                      University, West Lafayette, Indiana 47907, since 1992.
                                      Prior to serving as the Dean of the School of Science,
                                      he served as Head of the Chemistry Department, Purdue
                                      University from prior to 1991 to 1992. Mr. Morrison has
                                      also served as a chemical consultant for: Great Lakes
                                      Chemical Corporation, One Great Lakes Boulevard, P.O.
                                      Box 2200, West Lafayette, Indiana 47906 (1991 to 1993),
                                      American Cyanamid Company, Inc., 1 Cyanamid Plaza,
                                      Wayne, New Jersey 07470 (1993), Bristol-Myers Squibb
                                      Company, Inc., 345 Park Avenue, New York, New York 10154
                                      (1991) and Ciba-Geigy Corporation, 540 White Plains
                                      Road, Tarrytown, New York 10591 (1991).
JOHN D. PETERSON...................   Mr. Peterson has served as a director of Parent since
Director                              1964 and as Chairman of City Securities Corporation, 135
                                      North Pennsylvania Street, Suite 2200, Indianapolis,
                                      Indiana 46204, a securities dealer, since prior to 1991.
                                      He is also a director of two publicly-held corporations
                                      (other than Parent): Duke Realty Investments, Inc., 8888
                                      Keystone Crossing, Suite 1200, Indianapolis, Indiana
                                      46240, and Capital Industries, Inc., 8900 Keystone
                                      Crossing, Indianapolis, Indiana 46240.
THOMAS E. REILLY, JR...............   Mr. Reilly, Jr. has served as a director of Parent since
Director                              1981 and as Chairman and Chief Executive Officer of
                                      Reilly Industries, Inc., 300 North Meridian Street,
                                      Suite 1500, Indianapolis, Indiana 46204, a diversified
                                      chemical manufacturing firm, since prior to 1991. He is
                                      also the director of one publicly-held corporation
                                      (other than Parent): NBD Bancorp, Inc., 611 Woodward
                                      Avenue, Detroit, Michigan 48226.

VAN P. SMITH.......................   Mr. Smith has served as a director of Parent since 1985
Director                              and as Chairman of Ontario Corporation, 123 East Adams
                                      Street, Muncie, Indiana 47305, a manufacturer of
                                      precision components for semiconductor process
                                      equipment, since prior to 1991. Mr. Smith is also the
                                      director of four publicly-held corporations (other than
                                      Parent): CINergy Corporation, 139 East 4th Street,
                                      Cincinnati, Ohio 45202, PSI Energy, Inc., 1000 East Main
                                      Street, Plainfield, Indiana 46168, Meridian Mutual
                                      Insurance Company, P. O. Box 1980, Indianapolis, Indiana
                                      46206, and Meridian Insurance Group, Inc., P. O. Box
                                      1980, Indianapolis, Indiana 46206.
RICHARD A. STEELE..................   Mr. Steele has served as a director of Parent since
Director                              1981. He is the retired President and Chief Executive
                                      Officer of Citizens Gas and Coke Utility, 2020 North
                                      Meridian Street, Indianapolis, Indiana 46202, a gas
                                      distribution utility, since prior to 1991.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o 733 S. West Street, Indianapolis, Indiana 46225, and each occupation set forth below an individual's name refers to employment with Purchaser. All directors and officers listed below are citizens of the United States.

DOUGLAS W. HUEMME..................  Mr. Huemme has served as Chairman of the Board,
Chairman of the Board, President     President and Chief Executive Officer of the Purchaser
  and Chief Executive Officer        since its incorporation in February, 1996. Mr. Huemme
                                     has served as a director of Parent since 1990. He has
                                     served as Chairman, President and Chief Executive
                                     Officer of Parent since July, 1991; and as President and
                                     Chief Operating Officer of Parent from prior to 1991 to
                                     July, 1991. Mr. Huemme is also a director of two
                                     publicly-held corporations (other than Parent): First
                                     Indiana Corporation, 135 North Pennsylvania Street,
                                     Indianapolis, Indiana 46204, and The Somerset Group,
                                     Inc., 135 North Pennsylvania Street, Suite 2800,
                                     Indianapolis, Indiana 46204.
ROMAN J. KLUSAS....................  Mr. Klusas has served as Vice President, Chief Financial
Director, Vice President, Chief      Officer and Secretary and a director of the Purchaser
Financial Officer and Secretary      since its incorporation in February, 1996. Mr. Klusas
                                     has served as a director of Parent since 1988. He has
                                     served as Vice President, Chief Financial Officer and
                                     Secretary of Parent since prior to 1991.
KENNETH L. MILLS...................  Mr. Mills has served as Director of Corporate Accounting
Director of Corporate Accounting     and Assistant Secretary and a director of the Purchaser
  and Assistant Secretary            since its incorporation in February, 1996. Mr. Mills has
                                     served as Director of Corporate Accounting of Parent
                                     since October, 1993; and as Assistant Secretary of
                                     Parent since prior to 1991. He has also served Parent as
                                     Treasurer from prior to 1991 to October, 1993.

                                  [BACK COVER]

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                                   Facsimile Transmission
                                 (For Eligible Institutions
           By Mail:                        Only):              By Hand or Overnight Courier:
      Tenders & Exchanges              (201) 222-4720               Tenders & Exchanges
         P.O. Box 2559                       or                       14 Wall Street
     Suite 4660-Guardsman              (201) 222-4721         8th Floor, Suite 4680-Guardsman
    Jersey City, New Jersey                                      New York, New York 10005
          07303-2559

               Confirm Receipt of Notice of Guaranteed Delivery:

                                 (201) 222-4707

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                                909 Third Avenue
                                   20th Floor
                               New York, NY 10022
                                 (212) 754-8000
                            Toll Free (800) 556-9061

                     Banks and Brokerage Firms, please call
                                 (800) 662-5200